EXHIBIT 15

                  AWARENESS LETTER OF INDEPENDENT ACCOUNTANTS

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

      RE: Pride International, Inc.
          Quarterly Reports on Form 10-Q

      We are aware that our reports dated May 14, 1999, August 13, 1999 and November 12, 1999 on our reviews of interim financial information of Pride International, Inc. for the three-month periods ended March 31, 1999 and 1998, six-month periods ended June 30, 1999 and 1998 and nine-month periods ended September 30, 1999 and 1998, respectively, and included in Pride International, Inc.'s quarterly report on Forms 10-Q for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999 are incorporated by reference in its Registration Statement on Form S-4 filed on December 8, 1999.


Very truly yours,
PricewaterhouseCoopers LLP

Houston, Texas
December 8, 1999